Exhibit 99.1

ViewRay Reports Fourth Quarter and Full Year 2018 Results

CLEVELAND, March 14, 2019 — ViewRay, Inc. (Nasdaq: VRAY) today announced financial results for the fourth quarter and full year ended December 31, 2018.

Full Year 2018 Highlights:

•	Total revenue of $81.0 million, primarily from 13 revenue units and 2 system upgrades, compared to 2017 revenue of approximately $34.0 million, primarily from 6 revenue units.
•	Received 23 new orders for MRIdian systems totaling $140.7 million, up from 19 new orders totaling $113.6 million in 2017.
•	Total backlog increased to $212.3 million as of December 31, 2018, up from $203.6 million as of December 31, 2017.
•	Cash and cash equivalents were $167.4 million as of December 31, 2018.

Fourth Quarter 2018 Highlights:

•

Total revenue of $20.7 million, primarily from 3 revenue units and 1 system upgrade in the fourth quarter of 2018, compared to fourth quarter 2017 revenue of $19.9 million, primarily from 4 revenue units.

•	Received 8 new orders for MRIdian systems totaling $48.7 million in the fourth quarter of 2018, compared to 6 new orders totaling $34.1 million in the fourth quarter of 2017.

“We are focused on becoming the standard of care in radiation oncology,” said Scott Drake, President and CEO.  “We have made significant progress on our commercial, innovation and clinical pipelines.  In 2019, we are well positioned to drive further growth, therapy adoption and extend our innovation lead.”

Financial Results

Total revenue for the fiscal quarter ended December 31, 2018 was $20.7 million, compared to $19.9 million for the same period last year.  Total revenue for the full year 2018 was $81.0 million, compared to $34.0 million for the full year 2017.

Total cost of revenue for the fiscal quarter ended December 31, 2018 was $20.1 million, compared to $15.6 million for the same period last year.  Total cost of revenue was $74.4 million for the full year 2018 compared to $27.7 million for the full year 2017.

Total gross profit for the fiscal quarter ended December 31, 2018 was $0.6 million, compared to $4.3 million for the same period last year.  Total gross profit for the full year 2018 was $6.6 million, compared to $6.3 million for the full year 2017.

Total operating expenses for the fiscal quarter ended December 31, 2018 were $22.1 million, compared to $17.1 million for the same period last year. Total operating expenses for the full year 2018 were $81.7 million, compared to $54.5 million for the full year 2017.

Net loss for the fiscal quarter ended December 31, 2018 was $16.7 million, or $0.17 per share, compared to $24.6 million, or $0.38 per share, for the same period last year.  Net loss for the full year 2018 was $79.1 million, or $0.98 per share, compared to $72.2 million, or $1.23 per share, for the full year 2017.

ViewRay had total cash and cash equivalents of $167.4 million at December 31, 2018.

Financial Guidance

For the full year 2019, ViewRay anticipates total revenue to be in the range of $111 - $124 million, and total cash usage to be in the range of $65 - $75 million.

Conference Call and Webcast

ViewRay will hold a conference call to discuss results on Thursday March 14, 2019 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in numbers are (844) 277-1426 for domestic callers and (336) 525-7129 for international callers. The conference ID number is 7659688. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at www.viewray.com.

After the live webcast, a replay of the webcast will remain available online on the investor relations page of ViewRay's corporate website, www.viewray.com, for 14 days following the call. In addition, a telephonic replay of the call will be available until March 21, 2019. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number 7659688.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purposely built to deliver high-precision radiation without unnecessary beam distortion, and consequently, help to mitigate skin toxicity and other safety concerns that may otherwise arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades and installations, ViewRay’s financial guidance for the full year 2019 and ViewRay’s conference call to discuss its fourth quarter and year to date results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay’s products, the ability to convert backlog into revenue, and the timing of delivery of ViewRay’s products, the timing, results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Gross Orders	$48,700	$34,125	$140,717	$113,585
Backlog	$212,311	$203,625	$212,311	$203,625

Revenue:
Product	$19,389	$19,100	$76,626	$30,458
Service	1,155	701	3,861	3,109
Distribution Rights	119	119	475	475
Total revenue	20,663	19,920	80,962	34,042
Cost of revenue:
Product	16,958	15,166	66,522	25,488
Service	3,105	464	7,837	2,222
Total cost of revenue	20,063	15,630	74,359	27,710
Gross margin	600	4,290	6,603	6,332
Operating expenses:
Research and development	4,014	4,928	16,520	14,709
Selling and marketing	5,038	2,959	15,062	8,412
General and administrative	13,043	9,259	50,113	31,375
Total operating expenses	22,095	17,146	81,695	54,496
Loss from operations	(21,495)	(12,856)	(75,092)	(48,164)
Interest income	2	2	8	5
Interest expense	(1,943)	(1,875)	(7,701)	(7,247)
Other income (expense), net	6,696	(9,917)	6,389	(16,770)
Loss before provision for income taxes	$(16,740)	$(24,646)	$(76,396)	$(72,176)
Provision for income taxes	-	-	-	-
Net loss and comprehensive loss	$(16,740)	$(24,646)	$(76,396)	$(72,176)
Amortization of beneficial conversion feature related to Series A convertible preferred stock	$-	$-	(2,728)	$-
Net loss attributable to common stockholders, basic and diluted	$(16,740)	$(24,646)	$(79,124)	$(72,176)
Net loss per share, basic and diluted	$(0.17)	$(0.38)	$(0.98)	$(1.23)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	95,822,255	65,559,744	81,123,140	58,457,868

VIEWRAY, INC.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$167,432	$57,389
Accounts receivable	36,867	20,326
Inventory	49,462	19,375
Deposits on purchased inventory	8,142	7,043
Deferred cost of revenue	9,736	13,696
Prepaid expenses and other current assets	6,045	4,862
Total current assets	277,684	122,691
Property and equipment, net	13,958	11,564
Restricted cash	1,933	1,143
Intangible assets, net	-	78
Other assets	1,395	235
TOTAL ASSETS	$294,970	$135,711
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,207	$11,014
Accrued liabilities	9,983	7,207
Customer deposits	19,968	17,820
Deferred revenue, current portion	13,731	20,151
Total current liabilities	53,889	56,192
Deferred revenue, net of current portion	5,744	3,238
Long-term debt	55,364	44,504
Warrant liabilities	11,844	22,420
Other long-term liabilities	820	7,370
TOTAL LIABILITIES	127,661	133,724
Commitments and contingencies
Stockholders’ equity:
Convertible Preferred stock, par value $0.01 per share; 10,000,000 shares authorized at December 31, 2018 and December 31, 2017; no shares issued and outstanding at December 31, 2018 and 2017	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at December 31, 2018 and 2017; 96,332,023 and 67,653,974 shares issued and outstanding at December 31, 2018 and 2017	952	666
Additional paid-in capital	565,334	321,174
Accumulated deficit	(398,977)	(319,853)
TOTAL STOCKHOLDERS’ EQUITY	167,309	1,987
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$294,970	$135,711

Contact:

Investor Relations:

Michaella Gallina

Sr. Director, Investor Relations and Communications

ViewRay, Inc.

1-844-MRIdian (674-3426)

Email: investors@viewray.com

Media Enquiries:

Karen Hackstaff

Vice President, Strategy and Branding

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com